Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC
NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Stephanie Krewson	Michelle Layne
	VP, Investor Relations	Investor Relations Specialist
	443-285-5453	443-285-5452
	stephanie.krewson@copt.com	michelle.layne@copt.com

COPT PRICES OFFERING OF 4,000,000 COMMON SHARES

COLUMBIA, MD May 20, 2011 — Corporate Office Properties Trust (COPT) (NYSE: OFC) announced today the pricing of its public offering of 4,000,000 newly issued common shares at $33.00 per share. The Company has granted the underwriters an option to purchase up to an additional 600,000 shares during the next 30 days to cover over-allotments, if any. The Company estimates that the net proceeds from this offering, before offering expenses, will be approximately $126.7 million or approximately $145.7 million if the underwriters’ over-allotment option is exercised in full. The offering is expected to close on May 25, 2011.

The joint book-running managers for this offering are Wells Fargo Securities, RBC Capital Markets and KeyBanc Capital Markets. BofA Merrill Lynch, J.P. Morgan and Raymond James are acting as senior co-managers.  Piper Jaffray and PNC Capital Markets LLC are acting as co-managers.

The Company intends to use the net proceeds from the offering to repay amounts outstanding under its unsecured revolving credit facility and for general corporate purposes.

Copies of the preliminary prospectus supplement relating to these securities may be obtained from Wells Fargo Securities, Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by calling 800-326-5897 or by email at cmclientsupport@wellsfargo.com; from RBC Capital Markets, Attention: Prospectus Department, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, or by calling (877) 822-4089; and from KeyBanc Capital Markets, Attention: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114, or by calling (216) 689-0421.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Company Information

COPT is a specialty office real estate investment trust (REIT) that focuses primarily on strategic customer relationships and specialized tenant requirements in the U.S. Government and Defense Information Technology sectors and Data Centers serving such sectors. The Company acquires, develops, manages and leases office and data center properties that are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in strong markets that we believe possess growth opportunities. As of March 31, 2011, the Company owned 272 office properties totaling 21.3 million rentable square feet, which includes 20 properties totaling 1.1 million square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company and more information can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  the Company’s ability to borrow on favorable terms;

•                  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  changes in our plans for properties or views of market economic conditions or failure to obtain development rights, either of which could result in recognition of impairment losses;

•                  our ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives, including risks associated with the impact of a government shutdown such as a reduction in rental revenues and non-renewal of leases;

•                  the dilutive effects of issuing additional common shares; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.